Exhibit 99

Journal Communications Reports Fourth Quarter and Full Year 2010 Results

MILWAUKEE--(BUSINESS WIRE)--February 15, 2011--Journal Communications, Inc. (NYSE:JRN) today announced results for its fourth quarter and full year ended December 26, 2010:

Fourth Quarter 2010 compared to Fourth Quarter 2009 (Continuing Operations)

  Revenue of $103.7 million, up 7.8%
  Television revenue up 32.1%, Radio revenue up 6.2%
  Operating earnings of $18.8 million, up 22.6%
  Operating margin of 18.1%, up from 15.9%
  Diluted EPS of $0.20, up from $0.12

Full Year 2010 compared to Full Year 2009 (Continuing Operations)

  Revenue of $376.8 million, up 3.1%
  Television revenue up 18.7%, Radio revenue up 4.8%
  Operating earnings of $53.0 million compared to $9.6 million
  Operating margin of 14.1%, up from 2.6%
  Cash provided by operating activities of $71.5 million compared to $68.6 million
  Sold PrimeNet Marketing Services in February 2010 and IPC Print Services in December 2010 – Both reported as a discontinued operations
  Year end notes payable to banks of $74.6 million, down $76.8 million from year end 2009.

“Overall for the quarter, revenue of $103.7 million increased 7.8% and operating earnings increased 22.6% to $18.8 million,” said Steven Smith, Chairman of the Board and Chief Executive Officer of Journal Communications. “Broadcast political and issue advertising of $9.4 million contributed to our strong fourth quarter results. Excluding political and issue advertising, broadcast revenue grew 5.0% driven by the continued rebound in automotive advertising, up 16% in the quarter. While publishing revenue was down for the year, the rate of decline slowed as the year progressed with the fourth quarter down 5.5% from the fourth quarter last year. We continue to see declines in key advertising categories including classifieds. However, we saw a 10.5% increase in digital revenue at the daily newspaper.

“We ended the year with outstanding borrowings under our credit facility of $74.6 million, a reduction of $76.8 million from the end of 2009 reflecting a leverage of less than one times EBITDA. Proceeds from the sale of IPC Printing Services in the fourth quarter of $14.0 million contributed to the reduction.

“Looking ahead to 2011, in broadcast, our top priority is to grow our share of revenue in each market. Our priority in publishing is to continue to provide a relevant, high impact daily newspaper while enhancing and building our digital business. We will continue to seek in-market growth opportunities in traditional or digital media, make capital investments that drive growth and look for new market broadcast acquisitions.”

Fourth Quarter 2010 Results

Note that unless otherwise indicated, all comparisons are to the fourth quarter ended December 27, 2009.

For the fourth quarter, revenue from continuing operations of $103.7 million increased 7.8% compared to $96.2 million. Operating earnings of $18.8 million increased 22.6% compared to $15.3 million. Included in operating earnings were the following items:

  $2.0 million and $1.0 million in 2010 and 2009, respectively, in workforce reduction related expenses;
  $1.8 million in noncash impairment charges for a building in Omaha, Nebraska in 2010 and $1.2 million in noncash impairment charges for broadcast licenses in 2009;
  $1.1 million curtailment gain from the amendment to permanently freeze the qualified and non-qualified retirement benefit plans in the fourth quarter 2010; and
  $0.5 million gain related to insurance proceeds from our Wichita tower replacement in the fourth quarter 2009.

Excluding the above-mentioned items, operating earnings would have been $21.5 million compared to $17.0 million, an increase of 26.8%. The gain from discontinued operations was $3.5 million compared to $0.1 million. Net earnings were $14.7 million compared to $7.2 million.

In the fourth quarter, basic and diluted net earnings per share of class A and B common stock were $0.26. This compares to basic and diluted net earnings per share of $0.12 in 2009. Basic and diluted earnings per share of class A and B common stock from continuing operations were $0.20. The aggregate impact of the above-mentioned items had a $0.03 negative impact on our diluted earnings per share of class A and B from continuing operations. This compares to basic and diluted earnings per share from continuing operations of $0.12 in 2009. Basic and diluted earnings per share of class A and B common stock from discontinued operations were $0.06 in 2010.

The operating margin was 18.1% for the fourth quarter compared to 15.9%. EBITDA (net earnings (loss) excluding the gain/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and, if any, non-cash impairment charges) was $24.8 million compared to $23.0 million, an increase of 8.0%.

Full Year 2010 Results

Note that unless otherwise indicated, all comparisons are to the full year ended December 27, 2009.

For the full year, revenue from continuing operations of $376.8 million increased 3.1% compared to $365.5 million. Operating earnings of $53.0 million increased 450.2% compared to $9.6 million. Included in operating earnings were the following items:

  $2.9 million and $5.7 million in 2010 and 2009, respectively, in workforce reduction related expenses;
  $1.8 million in noncash impairment charges for a building in Omaha in 2010 and $20.1 million in noncash impairment charges for broadcast licenses in 2009;
  $1.1 million and $0.5 million in 2010 and 2009, respectively in curtailment gains from amendments to our qualified and non-qualified retirement benefit plans; and
  $0.3 million and $2.2 million in 2010 and 2009, respectively, for gains related to insurance proceeds from our Wichita tower replacement.

Excluding the above-mentioned items, operating earnings would have been $56.3 million compared to $32.8 million, an increase of 71.7%. The gain from discontinued operations was $3.7 million compared to a loss of $0.6 million. Net earnings were $34.4 million compared to $4.3 million.

For the full year, basic and diluted net earnings per share of class A and B common stock were $0.59. This compares to basic and diluted net earnings per share of $0.05 in 2009. Basic and diluted earnings per share of class A and B common stock from continuing operations were $0.52. The aggregate impact of the above-mentioned items had a $0.04 negative impact on our diluted earnings per share of class A and B from continuing operations. This compares to basic and diluted earnings per share from continuing operations of $0.06 in 2009. Basic and diluted earnings per share of class A and B common stock from discontinued operations were $0.07. This compares to basic and diluted loss per share of class A and B common stock from discontinued operations of $0.01 in 2009.

The operating margin was 14.1% for 2010 compared to 2.6%. EBITDA (net earnings (loss) excluding the gain/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and, if any, non-cash impairment charges) was $77.7 million compared to $55.7 million, an increase of 39.3%.

Consolidated and Segment Results

The following table presents our revenue and operating earnings (loss) by segment for the fourth quarter and full year of 2010 and 2009 (dollars in millions).

	4Q	4Q		Full Year	Full Year
	2010	2009	% Change	2010	2009	% Change
Revenue:
Publishing	$ 47.4	$ 50.2	(5.5)	$ 182.8	$ 194.2	(5.9)
Broadcasting	56.3	46.1	22.1	194.4	171.5	13.3
Corporate eliminations	--	--	--	(0.4)	(0.2)	--
Total Revenue	$ 103.7	$ 96.2	7.8	$ 376.8	$ 365.5	3.1

Operating earnings (loss):
Publishing	$ 5.1	$ 8.5	(39.1)	$ 18.2	$ 13.8	32.1
Broadcasting	16.2	8.7	86.5	43.6	3.1	1,319.8
Corporate	(2.5)	(1.8)	(40.5)	(8.8)	(7.2)	(21.2)
Total operating earnings	$ 18.8	$ 15.3	22.6	$ 53.0	$ 9.6	450.2

Goodwill and broadcast license impairment	$ --	$ 1.2		$ --	$ 20.1

For the fourth quarter, total expenses of $84.9 million increased 4.9% compared to $80.9 million. Excluding the above-mentioned items, total expenses would have been $82.2 million compared to $79.3 million, an increase of 3.7%, primarily due to the increase in revenue.

Overall for the full year, total expenses of $323.7 million decreased 9.0% compared to $355.9 million. Excluding the above-mentioned items, total expenses would have been $320.5 million compared to $332.7 million, a reduction of 3.7%.

Publishing

For the fourth quarter, publishing revenue decreased 5.5% to $47.4 million compared to $50.2 million, largely due to continued decreases in the retail and classified advertising categories, circulation revenue and other revenue, partially offset by an increase in national advertising revenue. Operating earnings from publishing were $5.1 million compared to $8.5 million, a decrease of 39.1%. Excluding workforce reduction related charges of $2.0 million in 2010 and $0.8 million in 2009, operating earnings would have been $7.1 million compared to $9.2 million, a decrease of 22.6%. Total newsprint and paper expense in publishing was $4.4 million compared to $4.1 million, an 8.0% increase primarily due to an increase in the price per ton of newsprint.

Revenue at the daily newspaper for the fourth quarter decreased 5.3% to $39.9 million compared to $42.2 million. Retail advertising revenue decreased 8.6%. Classified advertising revenue decreased 10.8% largely due to a decrease in the real estate and automotive advertising categories. Interactive advertising revenue increased 10.5% to $2.9 million compared to $2.6 million, primarily due to an increase in retail sponsorships and classified advertising packages. Circulation revenue of $12.8 million was essentially flat. Operating earnings from the daily newspaper were $4.6 million compared to $7.8 million, a decrease of 41.2%. Excluding workforce reduction related charges of $1.9 million in 2010 and $0.7 million in 2009, operating earnings would have been $6.5 million compared to $8.5 million. Daily newspaper operating expenses increased 2.8%. Excluding workforce reduction related charges in both years, operating expenses decreased by 0.6%. The decrease in operating expenses from cost reduction initiatives was partially offset by a $0.3 million increase in newsprint and paper expense.

Community newspapers and shoppers revenue for the fourth quarter decreased 6.3% to $7.5 million compared to $8.0 million. The decrease was primarily due to declines in automotive, retail and real estate advertising revenue. Operating earnings from community newspapers and shoppers were $0.6 million compared to $0.7 million, a decrease of 15.2%. Operating expenses were down 5.5%, primarily due to cost savings from previous workforce reductions and reduced expenses related to revenue declines.

For the full year, publishing revenue decreased 5.9% to $182.8 million compared to $194.2 million, largely due to continued decreases in the retail and classified advertising categories and circulation revenue, partially offset by an increase in other revenue (commercial printing) and national advertising revenue. Operating earnings from publishing were $18.2 million compared to $13.8 million, an increase of 32.1%. Excluding workforce reduction related charges of $2.5 million in 2010 and $5.4 million in 2009, operating earnings would have been $22.5 million compared to $23.9 million, a decrease of 5.7%. Total newsprint and paper expense of $17.3 million was essentially flat.

Revenue at the daily newspaper for the full year decreased 4.8% to $152.4 million compared to $160.1 million. Retail advertising revenue decreased 9.1%. Classified advertising revenue decreased 10.7% largely due to decreases in all advertising categories, primarily real estate and employment. Interactive advertising revenue increased 14.4% to $10.8 million compared to $9.5 million, primarily due to an increase in retail sponsorships and classified advertising packages. Circulation revenue of $50.1 million decreased $1.0 million compared to $51.1 million. Operating earnings from the daily newspaper were $15.9 million compared to $11.8 million, an increase of 34.1%. Excluding workforce reduction related charges of $2.4 million in 2010 and $5.3 million in 2009, operating earnings would have been $19.5 million compared to $20.5 million. Daily newspaper operating expenses decreased 7.9%. Excluding workforce reduction related charges in both years, operating expenses decreased by 5.0% primarily due to the reduction in the expense platform to better align with a reduced revenue base. The decrease in operating expenses from cost reduction initiatives was partially offset by a $0.2 million increase in newsprint and paper expense.

Community newspapers and shoppers revenue for the full year decreased 10.8% to $30.4 million compared to $34.1 million. The decrease was primarily due to declines in automotive, retail and real estate advertising revenue. Operating earnings from community newspapers and shoppers were $2.3 million compared to $2.0 million, an increase of 19.7%. Operating expenses were down 12.6%, primarily due to cost savings from previous workforce reductions and reduced expenses related to revenue declines.

Broadcasting

For the fourth quarter, broadcasting revenue increased 22.1% to $56.3 million compared to $46.1 million. Total broadcast political and issue advertising revenue was $9.4 million compared to $1.5 million. Excluding political and issue advertising revenue, broadcasting revenue increased 5.0%. Local and national advertising revenue increased 3.9% and 3.0%, respectively primarily due to an increase in automotive advertising. Retransmission revenue was $1.6 million compared to $1.0 million. Broadcasting operating earnings of $16.2 million increased 86.5% compared to $8.7 million primarily due to the increase in revenue.

Revenue from television stations for the fourth quarter increased 32.1% to $37.4 million compared to $28.3 million. Television political and issue advertising revenue was $8.7 million compared to $1.4 million. Excluding political and issue advertising revenue, television revenue increased 6.4%. Television automotive advertising increased $0.8 million. Operating earnings were $13.0 million compared to operating earnings of $4.1 million, which included a $1.2 million charge for noncash impairment for broadcast licenses in 2009. Television operating expenses increased 0.7%. Excluding the noncash impairment charge in 2009, television operating expenses increased 5.8% primarily due to the increase in revenue.

For the fourth quarter, revenue from radio stations increased 6.2% to $18.9 million from $17.8 million. Radio political and issue advertising revenue was $0.7 million compared to $0.1 million. Operating earnings from radio stations were $3.2 million compared to $4.6 million. Excluding the $1.8 million noncash impairment charge for a building in Omaha in 2010 and the $0.5 million gain related to the Wichita tower replacement in 2009, operating earnings would have been $5.0 million compared to $4.1 million. Radio operating expenses increased 19.0%. Excluding the Omaha building impairment and the Wichita tower gain, radio operating expenses increased 1.4%.

For the full year, broadcasting revenue increased 13.3% to $194.4 million compared to $171.5 million. Total broadcast political and issue advertising revenue was $16.7 million compared to $2.7 million. Excluding political and issue advertising revenue, broadcasting revenue increased 5.2%. National and local advertising revenue increased 9.7% and 1.5%, respectively, primarily due to an increase in automotive advertising. Retransmission revenue was $6.5 million compared to $4.4 million. Broadcasting operating earnings increased to $43.6 million from $3.1 million primarily due to the increase in revenue and the $20.1 million noncash impairment charge for broadcast licenses in 2009.

Revenue from television stations for the full year increased 18.7% to $125.1 million compared to $105.4 million. Television political and issue advertising revenue was $15.4 million compared to $2.3 million. Excluding political and issue advertising revenue, television revenue increased 6.4%. Television automotive advertising increased $5.4 million. Operating earnings were $29.0 million compared to an operating loss of $7.7 million, which included a $16.0 million charge for noncash impairment for broadcast licenses in 2009. Television operating expenses decreased 15.1%. Excluding the noncash impairment charge in 2009, television operating expenses decreased 1.1% primarily due to continuing extensive cost reduction initiatives.

For the full year, revenue from radio stations increased 4.8% to $69.3 million from $66.1 million. Radio political and issue advertising revenue was $1.3 million compared to $0.4 million. Operating earnings from radio stations were $14.5 million compared to $10.7 million. Excluding the $1.8 million noncash impairment charge for a building in Omaha and a $0.3 million gain related to the Wichita tower replacement in 2010 and the $4.1 million noncash impairment charge for broadcast licenses and the $2.2 million gain related to the Wichita tower in 2009, operating earnings would have been $16.0 million compared to $12.7 million. Radio operating expenses decreased 1.0%. Excluding the Omaha building and broadcast license noncash impairments and the gain related to the Wichita tower replacement, radio operating expenses decreased 0.3% primarily due to extensive cost reductions.

Corporate

The operating loss for the fourth quarter was $2.5 million compared to $1.8 million, primarily due to an increase in the accrual for annual incentive compensation related to the improvement in overall operating earnings of the company and an increase in professional services from outsourcing certain corporate functions.

For the full year, the operating loss was $8.8 million compared to $7.2 million primarily due to an increase in the accrual for annual incentive compensation related to the improvement in overall operating earnings of the company and an increase in director stock compensation expense.

Discontinued Operations

For the fourth quarter, the gain from the discontinued operations of IPC Print Services was $3.5 million compared to $0.1 million. Included in the gain from discontinued operations in 2010 was a $3.4 million after tax gain on the sale of IPC. For the full year, the net gain from the discontinued operations of IPC and PrimeNet Marketing Services was $3.7 million compared to a net loss from the discontinued operations of $0.6 million.

Non-Operating Items

For the fourth quarter, other expense, which primarily consists of interest expense, was $1.2 million compared to $0.6 million. For the full year, other expense, which primarily consists of interest expense, was $3.3 million compared to $2.8 million. The increase in interest expense reflects the increase in borrowing rates under our amended and extended credit agreement entered into on August 13, 2010 partially offset by the decrease in average borrowings.

The fourth quarter and full year effective tax rates were 36.4% and 38.3%, respectively, compared to 52.1% and 28.2%, respectively.

Notes Payable to Banks and Cash Flows

At year end, our notes payable to banks was $74.6 million. During the fourth quarter and the year, we reduced our notes payable to banks by $37.9 million and $76.8 million, respectively. Our consolidated funded debt ratio, as defined in our credit agreement, was 0.89-to-1. Cash from operating activities was $71.5 million compared to $68.3 million (which included income tax refunds of $13.6 million). Year-to-date capital expenditures were $9.4 million compared to $7.7 million. Current year expenditures include $1.4 million related to the Wichita tower replacement for which we have received insurance proceeds.

First Quarter 2011 Outlook

For the first quarter of 2011, we anticipate that publishing revenues will be down compared to the prior year period reflecting continued challenges with publishing advertising revenue. Excluding prior year Olympics and political and issue advertising in broadcast, revenues are expected to be up slightly compared to the prior year period.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (888) 680-0890 (domestic) or (617) 213-4857 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 90537669. A live webcast of the fourth quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through March 1, 2011. Replays of the conference call will also be available through March 1, 2011. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 12346809. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting and interactive media. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin and Florida. We own and operate 33 radio stations and 13 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets build on our strong publishing and broadcasting brands.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Fourth Quarter (A)			Four Quarters (B)
	2010	2009	% Change	2010	2009	% Change

Revenue:
Publishing	$ 47,422	$ 50,160	(5.5)	$ 182,799	$ 194,196	(5.9)
Broadcasting	56,266	46,081	22.1	194,365	171,491	13.3
Corporate eliminations	(2)	(13)	84.6	(405)	(153)	(164.7)
Total revenue	103,686	96,228	7.8	376,759	365,534	3.1

Operating costs and expenses:
Publishing	30,404	30,427	(0.1)	117,074	129,747	(9.8)
Broadcasting	22,620	22,256	1.6	91,018	92,899	(2.0)
Corporate eliminations	(2)	(18)	88.9	(405)	(188)	(115.4)
Total operating costs and expenses	53,022	52,665	0.7	207,687	222,458	(6.6)

Selling and administrative expenses	31,851	27,065	17.7	116,048	113,305	2.4
Broadcast license impairment	--	1,158	N/A	--	20,133	N/A
Total operating costs and expenses
and selling and administrative
expenses	84,873	80,888	4.9	323,735	355,896	(9.0)

Operating earnings	18,813	15,340	22.6	53,024	9,638	450.2

Other income and (expense):
Interest income	23	23		81	23
Interest expense	(1,260)	(632)		(3,362)	(2,826)
Total other income and (expense)	(1,237)	(609)	103.1	(3,281)	(2,803)	17.1

Earnings from continuing operations before income taxes	17,576	14,731	19.3	49,743	6,835	627.8

Provision for income taxes	6,405	7,670	(16.5)	19,065	1,927	889.4

Earnings from continuing operations	11,171	7,061	58.2	30,678	4,908	525.1

Gain (loss) from discontinued operations, net of tax	3,512	132	2,560.6	3,703	(601)	N/A

Net earnings	$ 14,683	$ 7,193	104.1	$ 34,381	$ 4,307	698.3

Weighted average number of shares-Class A and B common stock:
Basic and diluted	50,889,957	50,510,197		50,789,029	50,399,727

Weighted average number of shares-Class C common stock	3,264,000	3,264,000		3,264,000	3,264,000

Earnings (loss) per share:
Basic - Class A and B common stock:
Continuing operations	$ 0.20	$ 0.12		$ 0.52	$ 0.06
Discontinued operations	0.06	--		0.07	(0.01)
Net earnings	$ 0.26	$ 0.12		$ 0.59	$ 0.05

Diluted - Class A and B common stock:
Continuing operations	$ 0.20	$ 0.12		$ 0.52	$ 0.06
Discontinued operations	0.06	--		0.07	(0.01)
Net earnings	$ 0.26	$ 0.12		$ 0.59	$ 0.05

Basic and diluted - Class C common stock:
Continuing operations	$ 0.34	$ 0.26		$ 1.09	$ 0.61
Discontinued operations	0.06	--		0.07	(0.01)
Net earnings	$ 0.40	$ 0.26		$ 1.16	$ 0.60

(A) 2010 fourth quarter: September 27, 2010 to December 26, 2010
2009 fourth quarter: September 28, 2009 to December 27, 2009
(B) 2010 four quarters: December 28, 2009 to December 26, 2010
2009 four quarters: December 29, 2008 to December 27, 2009

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Fourth Quarter (A)			Four Quarters (B)
	2010	2009	% Change	2010	2009	% Change
Revenue
Publishing	$ 47,422	$ 50,160	(5.5)	$ 182,799	$ 194,196	(5.9)
Broadcasting	56,266	46,081	22.1	194,365	171,491	13.3
Corporate eliminations	(2)	(13)	84.6	(405)	(153)	(164.7)
	$ 103,686	$ 96,228	7.8	$ 376,759	$ 365,534	3.1

Operating earnings (loss)
Publishing	$ 5,144	$ 8,452	(39.1)	$ 18,222	$ 13,796	32.1
Broadcasting	16,178	8,674	86.5	43,559	3,068	1,319.8
Corporate	(2,509)	(1,786)	(40.5)	(8,757)	(7,226)	(21.2)
	$ 18,813	$ 15,340	22.6	$ 53,024	$ 9,638	450.2

Depreciation and amortization
Publishing	$ 2,757	$ 3,069	(10.2)	$ 11,382	$ 12,163	(6.4)
Broadcasting	3,138	3,314	(5.3)	12,747	13,269	(3.9)
Corporate	133	127	4.7	500	527	(5.1)
	$ 6,028	$ 6,510	(7.4)	$ 24,629	$ 25,959	(5.1)

(A) 2010 fourth quarter: September 27, 2010 to December 26, 2010
2009 fourth quarter: September 28, 2009 to December 27, 2009
(B) 2010 four quarters: December 28, 2009 to December 26, 2010
2009 four quarters: December 29, 2008 to December 27, 2009

Journal Communications, Inc.
Publishing and Broadcasting Segment Information (unaudited)
(dollars in thousands)

	Fourth Quarter of 2010 (A)			Fourth Quarter of 2009 (B)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 16,860	$ 5,380	$ 22,240	$ 18,443	$ 5,522	$ 23,965	(8.6)	(2.6)	(7.2)
Classified	4,597	948	5,545	5,152	1,186	6,338	(10.8)	(20.1)	(12.5)
National	1,472	--	1,472	1,322	--	1,322	11.3	N/A	11.3
Direct Marketing	79	--	79	45	--	45	75.6	N/A	75.6
Total advertising revenue	23,008	6,328	29,336	24,962	6,708	31,670	(7.8)	(5.7)	(7.4)
Circulation revenue	12,819	447	13,266	12,837	500	13,337	(0.1)	(10.6)	(0.5)
Other revenue	4,097	723	4,820	4,356	797	5,153	(5.9)	(9.3)	(6.5)
Total revenue	$ 39,924	$ 7,498	$ 47,422	$ 42,155	$ 8,005	$ 50,160	(5.3)	(6.3)	(5.5)

Operating earnings	$ 4,565	$ 579	$ 5,144	$ 7,769	$ 683	$ 8,452	(41.2)	(15.2)	(39.1)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 37,398	$ 18,868	$ 56,266	$ 28,311	$ 17,770	$ 46,081	32.1	6.2	22.1

Operating earnings	$ 12,965	$ 3,213	$ 16,178	$ 4,059	$ 4,615	$ 8,674	219.4	(30.4)	86.5

Broadcast license impairment	$ -	$ -	$ -	$ 1,152	$ 6	$ 1,158	N/A	N/A	N/A

Adjusted operating earnings	$ 12,965	$ 3,213	$ 16,178	$ 5,211	$ 4,621	$ 9,832	148.8	(30.5)	64.5

	Four Quarters of 2010 (C)			Four Quarters of 2009 (D)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 60,016	$ 21,195	$ 81,211	$ 66,058	$ 23,544	$ 89,602	(9.1)	(10.0)	(9.4)
Classified	19,874	4,369	24,243	22,261	5,251	27,512	(10.7)	(16.8)	(11.9)
National	5,056	--	5,056	4,905	--	4,905	3.1	N/A	3.1
Direct Marketing	211	--	211	588	--	588	(64.1)	N/A	(64.1)
Total advertising revenue	85,157	25,564	110,721	93,812	28,795	122,607	(9.2)	(11.2)	(9.7)
Circulation revenue	50,095	1,894	51,989	51,053	2,056	53,109	(1.9)	(7.9)	(2.1)
Other revenue	17,128	2,961	20,089	15,236	3,244	18,480	12.4	(8.7)	8.7
Total revenue	$ 152,380	$ 30,419	$ 182,799	$ 160,101	$ 34,095	$ 194,196	(4.8)	(10.8)	(5.9)

Operating earnings	$ 15,883	$ 2,339	$ 18,222	$ 11,842	$ 1,954	$ 13,796	34.1	19.7	32.1

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 125,082	$ 69,283	$ 194,365	$ 105,410	$ 66,081	$ 171,491	18.7	4.8	13.3

Operating earnings (loss)	$ 29,047	$ 14,512	$ 43,559	$ (7,663)	$ 10,731	$ 3,068	N/A	35.2	1,319.8

Broadcast license impairment	$ -	$ -	$ -	$ 15,997	$ 4,136	$ 20,133	N/A	N/A	N/A

Adjusted operating earnings	$ 29,047	$ 14,512	$ 43,559	$ 8,334	$ 14,867	$ 23,201	248.5	(2.4)	87.7

(A) 2010 fourth quarter: September 27, 2010 to December 26, 2010
(B) 2009 fourth quarter: September 28, 2009 to December 27, 2009
(C) 2010 four quarters: December 28, 2009 to December 26, 2010
(D) 2009 four quarters: December 29, 2008 to December 27, 2009

NOTE:
Publishing and broadcasting segment information is provided to facilitate comparison of our publishing and broadcasting segments results with those of other publishing and broadcasting companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings to consolidated EBITDA (unaudited)
(dollars in thousands)

	Fourth Quarter (A)		Four Quarters (B)
	2010	2009	2010	2009

Net earnings	$ 14,683	$ 7,193	$ 34,381	$ 4,307
Gain (loss) from discontinued operations, net	(3,512)	(132)	(3,703)	601
Provision for income taxes	6,405	7,670	19,065	1,927
Total other expense, net	1,237	609	3,281	2,803
Depreciation	5,552	6,016	22,697	23,984
Amortization	476	494	1,932	1,975
Broadcast license impairment	--	1,158	--	20,133
EBITDA	$ 24,841	$ 23,008	$ 77,653	$ 55,730

(A) 2010 fourth quarter: September 27, 2010 to December 26, 2010
2009 fourth quarter: September 28, 2009 to December 27, 2009
(B) 2010 four quarters: December 28, 2009 to December 26, 2010
2009 four quarters: December 29, 2008 to December 27, 2009

We define EBITDA as net earnings (loss) excluding gain/loss from discontinued operations, net, provision (benefit) for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation, amortization and, if any, non-cash impairment charges. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars in thousands)

	Fourth Quarter (A)				Four Quarters (B)
	2010		2009		2010		2009

Numerator for diluted earnings per share:
Dividends on class A and B common stock	$ -	*	$ -	*	$ -	*	$ 1,006	*
Dividends on class C common stock	464		464		1,854		1,854
Dividends on non-vested restricted stock	-				-		2
Total undistributed earnings from continuing operations
Class A and B	9,901	*	6,084	*	26,634	*	1,891	*
Class C	635		393		1,712		123
Non-vested restricted stock	171		120		478		32
Gain (loss) from discontinued operations
Class A and B	3,247		122		3,422		(555)
Class C	208		8		220		(36)
Non-vested restricted stock	57		2		61		(10)
Net earnings	$ 14,683		$ 7,193		$ 34,381		$ 4,307

Denominator for diluted earnings per class A and B share:
Weighted average shares outstanding - Class A and B	50,890		50,510		50,789		50,400
Impact of non-vested restricted shares	-		-		-		-
Conversion of class C shares	-		-		-		-
Adjusted weighted average shares outstanding for class A and B	50,890	*	50,510	*	50,789	*	50,400	*

Diluted earnings per share of class A and B:
Continuing operations	$ 0.20	*	$ 0.12	*	$ 0.52	*	$ 0.06	*
Discontinued operations	0.06		-		0.07		(0.01)
Net earnings	$ 0.26		$ 0.12		$ 0.59		$ 0.05

* Included in calculation of diluted earnings per share from continuing operations - class A and B

(A) 2010 fourth quarter: September 27, 2010 to December 26, 2010
2009 fourth quarter: September 28, 2009 to December 27, 2009
(B) 2010 four quarters: December 28, 2009 to December 26, 2010
2009 four quarters: December 29, 2008 to December 27, 2009

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	December 26, 2010 (unaudited)	December 27, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 2,056	$ 3,369
Investments of variable interest entity	500	--
Receivables, net	55,309	57,773
Inventories, net	1,035	1,181
Prepaid expenses	3,961	3,411
Syndicated programs	7,361	7,983
Deferred income taxes	4,809	4,899
Assets of discontinued operations	--	15,030
Total current assets	75,031	93,646
Property and equipment, net	179,725	195,649
Syndicated programs	3,083	3,285
Goodwill	9,098	9,098
Broadcast licenses	82,426	81,762
Other intangible assets, net	22,988	24,976
Deferred income taxes	54,077	63,368
Other assets	5,342	1,403
Total assets	$ 431,770	$ 473,187

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 22,895	$ 21,108
Accrued compensation	13,703	13,564
Accrued employee benefits	5,087	5,642
Deferred revenue	13,899	15,353
Syndicated programs	8,685	9,944
Accrued income taxes	7,332	1,884
Other current liabilities	6,493	5,553
Current portion of long-term liabilities	561	440
Liabilities of discontinued operations	--	4,151
Total current liabilities	78,655	77,639
Accrued employee benefits	58,534	63,268
Syndicated programs	5,114	6,250
Long-term notes payable to banks	74,570	151,375
Other long-term liabilities	5,970	3,580
Shareholders' equity	207,763	171,075
Noncontrolling interest	1,164	--
Total liabilities and equity	$ 431,770	$ 473,187

CONTACT:
Journal Communications, Inc.
Andre Fernandez
Executive Vice President, Finance & Strategy
and Chief Financial Officer
414-224-2884